Filed Pursuant to Rule 433

Registration Statement No. 333-285508

Bank of Montreal Market Linked Securities

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due June 2, 2028

Term Sheet to Preliminary Pricing Supplement dated April 30, 2025

Summary of Terms	Hypothetical Payout Profile***

Issuer :	Bank of Montreal
Market Measure:	EURO STOXX 50® Index (the “Underlier”)
Pricing Date*:	May 29, 2025
Issue Date*:	June 3, 2025
Principal Amount and Original Offering Price:	$1,000 per note
Maturity Payment Amount (per note):

•    if the ending value is greater than the starting value:

$1,000 plus the lesser of: (i) $1,000 × underlier return × upside participation rate; and (ii) the maximum return; or

•    if the ending value is less than or equal to the starting value: $1,000

Stated Maturity Date*:	June 2, 2028
Starting Value:	The closing value of the Underlier on the pricing date
Ending Value:	The closing value of the Underlier on the calculation day
Maximum Return:	At least 56.20% of the principal amount per note, to be determined on the pricing date
Upside Participation Rate:	100%
Underlier Return:	(ending value - starting value) / starting value
Calculation Day*:	May 30, 2028
Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 3.325% for Wells Fargo Securities, LLC (“WFS”). Of that agent discount, Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.25% and a distribution expense fee of up to 0.075%
CUSIP:	06376DY65
Material Tax Consequences:	See the preliminary pricing supplement.

*subject to change

** In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services.

***assumes a maximum return equal to the lowest possible maximum return that may be determined on the pricing date.

If the ending value is less than the starting value, you will not receive any positive return on the notes at maturity.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the notes is $960.10 per note. The estimated initial value of the notes at pricing may differ from this value but will not be less than $910.00 per note. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Notes” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: sec.gov/Archives/edgar/data/927971/000121465925006688/u428252424b2.htm

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the notes.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Notes Generally

•	You May Not Receive Any Positive Return On The Notes.

•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Securities Included In The Underlier.

•	The Notes Do Not Pay Interest.

•	The Notes Are Subject To Credit Risk.

•	You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity.

•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

Risks Relating To The Estimated Value Of The Notes And Any Secondary Market

•	The Estimated Value Of The Notes On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•	The Terms Of The Notes Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•	The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market.

•	The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.

Risks Relating To The Underlier

•	The Maturity Payment Amount Will Depend Upon The Performance Of The Underlier And Therefore The Notes Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

o	Investing In The Notes Is Not The Same As Investing In The Underlier.

o	Historical Values Of The Underlier Should Not Be Taken As An Indication Of The Future Performance Of The Underlier During The Term Of The Notes.

o	Changes That Affect The Underlier May Adversely Affect The Value Of The Notes And The Maturity Payment Amount.

o	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Underlier.

o	We And Our Affiliates Have No Affiliation With The Underlier Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

•	The Notes Are Subject To Risks Relating To Non-U.S. Securities Markets With Respect To The Underlier.

•	The Notes Do Not Provide Direct Exposure To Fluctuations In Exchange Rates Between The U.S. Dollar And The Euro With Respect To The Underlier.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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